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                                                               Exhibit (3)(a)(2)

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                            Certificate of Amendment

                                     of the

                          Certificate of Incorporation

                                       of

                        Price Communications Corporation

                Under Section 805 of the Business Corporation Law

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                 It is hereby certified that:

                 1. The name of the Corporation is Price Communications Corporation.

                 2. The Certificate of Incorporation of the Corporation was filed by the Department of State on August 1, 1979. The Amended and Restated Certificate of Incorporation of the Corporation was filed by the Department of State on December 29, 1992.

                 3. The amendments of the Corporation's Amended and Restated Certificate of Incorporation effected hereby are as follows:

                 An increase in the number of shares of the Corporation's preferred stock, par value $.01 (the "Preferred Stock"), which the Corporation shall have authority to issue by 10,000,000 shares; and the elimination of the requirement of shareholder authorization for the establishment of each series of Preferred Stock.

                 4. To accomplish the foregoing amendments, Paragraphs A and C of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation are hereby amended to read, respectively, as follows:

                                       A.

                 The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares, of which Forty Million (40,000,000) shares shall be common stock, $.01 par value per share (the "Common
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Stock"), and Twenty Million (20,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

                                       C.

                 The Corporation may issue Preferred Stock from time to time in one or more series as may be established by the adoption of a resolution or resolutions relating thereto by the Board of Directors and set forth in a certificate of amendment prepared and delivered in accordance with Section 805 of the Business Corporation Law, with each series having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof or thereon, as shall be stated and expressed therein.

                 5. The foregoing amendments of the Corporation's Amended and Restated Certificate of Incorporation were authorized by vote of the Board of Directors of the corporation at a meeting thereof followed by the vote of the holders of at least a majority of all of the outstanding shares of the Corporation's capital stock entitled to vote on said amendment.

                 IN WITNESS WHEREOF, we have signed this Certificate of Amendment on the 9th day of March, 1995, and we affirm the statements contained therein as true under penalties of perjury.


                                     /s/ Robert Price
                                     ----------------------------------------
                                     Robert Price, President and Chief
                                       Executive Officer


                                     /s/ Kim I. Pressman
                                     ----------------------------------------
                                     Kim I. Pressman, Executive Vice
                                       President and Secretary